Exhibit 99.1

Albany International Reports Fourth-Quarter Results

Fourth-Quarter Highlights

  Net income per share was $0.66 in the fourth quarter of 2010, including reductions for restructuring charges of $0.02, a gain on the sale of a building of $0.14, foreign currency revaluation gains of $0.07, and favorable income tax adjustments of $0.09.
  Net income per share was $0.12 in the fourth quarter of 2009, including reductions for restructuring charges of $0.03, a gain related to the extinguishment of debt of $0.09, foreign currency revaluation gains of $0.01, and unfavorable income tax adjustments of $0.24.
  Q4 2010 net sales were $244.6 million, an increase of 5.7 percent compared to Q4 2009.
  EBITDA was $46.7 million in the fourth quarter of 2010, including restructuring charges of $0.8 million, a gain on the sale of a building of $7.0 million, and foreign currency revaluation gains totaling $3.0 million.
  EBITDA in Q4 2009 was $35.8 million, including restructuring charges of $1.2 million, a gain on extinguishment of debt of $4.6 million, and foreign currency revaluation gains totaling $0.3 million.

ROCHESTER, N.H.--(BUSINESS WIRE)--February 10, 2011--Albany International Corp. (NYSE:AIN) reported fourth-quarter 2010 net income of $20.5 million ($0.66 per share). Net income was reduced by U.S. GAAP restructuring charges of $0.8 million ($0.02 per share), and was increased by a gain on the sale of a building of $7.0 million ($0.14 per share) and favorable income tax adjustments of $2.7 million ($0.09 per share). Net income was also increased by foreign currency revaluation gains, principally resulting from the weaker euro, totaling $3.0 million ($0.07 per share).

For the fourth quarter of 2009, net income was $3.7 million ($0.12 per share) and included U.S. GAAP restructuring charges of $1.2 million ($0.03 per share), unfavorable income tax adjustments of $7.4 million ($0.24 per share), and a gain of $4.6 million ($0.09 per share) related to an extinguishment of debt. Net income was also increased by foreign currency revaluation gains totaling $0.3 million ($0.01 per share) (see non-GAAP disclosures below for earnings-per-share effects in Tables 6 and 7).

Net sales for Q4 2010 were $244.6 million, an increase of 5.7 percent compared to the fourth quarter of 2009. Excluding the effect of changes in currency translation rates, net sales in the fourth quarter of 2010 increased 8.1 percent as compared to Q4 2009, as shown below:

Table 1
				Impact of
	Net Sales			Changes	Percent Change
	Three Months ended			in Currency	excluding
	December 31,		Percent	Translation	Currency Rate
(in thousands)	2010	2009	Change	Rates	Effect
Paper Machine Clothing (PMC)	$163,339	$159,693	2.3%	($3,254)	4.3%
Albany Door Systems (ADS)	44,793	37,369	19.9	(1,567)	24.1
Engineered Fabrics (EF)	21,169	22,016	(3.8)	(574)	(1.2)
Engineered Composites (AEC)	11,771	9,292	26.7	-	26.7
PrimaLoft® Products	3,547	2,980	19.0	(119)	23.0
Total	$244,619	$231,350	5.7%	($5,514)	8.1%

Gross profit was 39.1 percent of net sales in the fourth quarter of 2010, compared to 35.2 percent in the same period of 2009, largely due to the completion of previously announced restructuring and performance-improvement initiatives. Q4 2010 cost of goods sold included $0.8 million for equipment relocation, resulting from previously announced restructuring. Cost of goods sold in Q4 2009 included $4.0 million for equipment relocation and $3.3 million for idle capacity at plants being closed.

Q4 2010 cost of goods sold also included write-offs related to obsolete equipment and materials of $1.6 million at Engineered Composites and an additional $1.6 million at the Company’s internal equipment-building operation. The portion of the write-offs related to the equipment-building operation was included in the Unallocated expenses segment.

Selling, technical, general, and research (STG&R) expenses were $65.3 million, or 26.7 percent of net sales, in the fourth quarter of 2010. STG&R expenses included a gain on the sale of a building of $7.0 million; a gain of $0.4 million related to the revaluation of non-functional-currency assets and liabilities; and expenses of $0.8 million related to the SAP implementation, which the Company expects to continue through the second quarter of 2011. Q4 2010 STG&R expenses also reflected a $0.9 million increase in health-care expense due to unusually high claims under the Company’s self-insured health plan in the United States. As described in prior earnings reports, quarterly costs related to U.S. pension and postretirement plans increased $2.7 million in 2010.

In the fourth quarter of 2009, STG&R expenses were $66.6 million, or 28.8 percent of net sales, including losses of $1.4 million related to the revaluation of non-functional-currency assets and liabilities and $1.1 million related to the SAP implementation.

Operating income was $29.5 million in the fourth quarter of 2010, compared to $13.6 million for the same period of 2009.

The following table presents fourth-quarter segment operating income:

Table 2
	Operating Income/(loss)
	Three Months ended
	December 31,
(in thousands)	2010	2009
Paper Machine Clothing	$49,102	$25,373
Albany Door Systems	4,884	2,212
Engineered Fabrics	3,524	1,521
Engineered Composites	(2,321)	(202)
PrimaLoft® Products	351	21
Research expenses	(6,791)	(7,453)
Unallocated expenses	(19,258)	(7,862)
Total	$29,491	$13,610

The $49.1 million operating income of Paper Machine Clothing includes the $7.0 million gain related to the sale of a building. The increase in Unallocated expenses includes the following items discussed above: a write-off of $1.6 million related to the Company’s internal equipment-building operation; $2.7 million increase in pension and postretirement expense; and an increase of $0.9 million in health-care expense due to unusually high claims under the Company’s self-insured health plan in the United States. Q4 2009 Unallocated expenses were reduced by $6.2 million due to a restructuring-related pension gain (see Table 3).

Fourth-quarter segment operating income included the following U.S. GAAP restructuring charges:

Table 3
	Restructuring charges
	Three Months ended
	December 31,
(in thousands)	2010	2009
Paper Machine Clothing	$527	$5,053
Albany Door Systems	(222)	708
Engineered Fabrics	45	1,628
Engineered Composites	477	24
Unallocated expenses	-	(6,188)
Total	$827	$1,225

Q4 2010 Other income/expense, net was income of $1.2 million, including a gain of $2.6 million related to the revaluation of non-functional-currency intercompany balances. Other income/expense, net in Q4 2009 was income of $4.8 million, including a gain of $4.6 million related to the extinguishment of debt, and income of $1.6 million related to the revaluation of non-functional-currency intercompany balances.

Interest expense, net was $4.7 million in Q4 2010 compared to $3.9 million in Q4 2009. The increase was due to higher interest rates from the bank credit facility agreement entered into in Q3 2010. That increase was partially offset by an approximately $75 million lower average debt balance in Q4 2010 as compared to Q4 2009.

The Company’s income tax rate on continuing operations, exclusive of discrete tax items, decreased from an estimated 36.0 percent in Q3 2010 to a final annual rate of 31.4 percent in Q4. The lower rate, when applied to income of the first three quarters, had the effect of decreasing tax expense by $1.8 million in Q4 2010. Q4 2010 income tax expense was also reduced by discrete tax adjustments of $0.9 million. Income tax for Q4 2009 included $7.4 million of expense related to discrete tax charges and a change in the effective tax rate.

EBITDA in Q4 2010 was $46.7 million, including restructuring charges of $0.8 million, a gain on the sale of a building of $7.0 million, and revaluation gains totaling $3.0 million. EBITDA in Q4 2009 was $35.8 million, including restructuring charges of $1.2 million, a gain on extinguishment of debt of $4.6 million, and foreign currency revaluation gains totaling $0.3 million (see Table 5).

The following table summarizes currency revaluation effects on certain financial metrics:

Table 4
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	December 31,
(in thousands)	2010	2009
Operating income	$414	($1,350)
Other income/expense, net	2,630	1,614
EBITDA	$3,044	$264

Net cash provided by operating activities was $28.0 million, including a voluntary contribution of $5.0 million to the United States pension plan and payments for restructuring activities of $2.4 million. Additional cash payments for remaining restructuring accruals of about $3.5 million are anticipated to be made over the next year. Net cash used by operating activities was $5.8 million in the fourth quarter of 2009, including payments of $27.0 million for restructuring and $15.0 million related to an appeal of a tax audit in Germany.

Capital spending for the fourth quarter of 2010 was $11.1 million, including $9.4 million for equipment and $1.7 million for software, and totaled $31.6 million for 2010. Depreciation and amortization for the quarter were $14.0 million and $2.1 million, respectively. For 2011, we currently expect $40-50 million of capital spending and approximately $65 million of depreciation and amortization.

CEO Comments

President and CEO Joe Morone said, “Albany International is a fundamentally stronger company today than it was a year ago. The improvement is evident in sales, profitability, orders, working capital, liquidity, and the long-term strategic position of each of our businesses and the condition of the markets in which they operate. This is especially apparent in the results for Q4 2010. Sales were nearly 6 percent ahead of Q4 2009 and order backlog increased by more than 10 percent. Excluding gains from building sales, debt repurchases, and currency revaluation, the Company’s gross profit and EBITDA increased at a greater rate than sales, and were well ahead of Q4 2009 levels.

This strong performance was led by PMC. Sales were more than 2 percent ahead of a strong Q4 2009, gross profit margin improved to 45 percent, and operating income margin reached 26 percent (see Table 8). This business is performing well on all fronts, from R&D and introduction of new products, to the management of strategic partnerships with key customers, to containment of cost. The near-term outlook for PMC continues to be promising: prices were once again stable in Q4; orders, led by particularly strong performance in Asia, were well ahead of Q4 2009; and the order backlog was also well ahead of Q4 2009. As for the longer term outlook for PMC, as we’ve discussed many times, Albany’s strength in all of the growth regions and grades of the global paper industry makes us well positioned to sustain strong cash flow generation. Barring a resurgence of price erosion, the Company’s ability to sustain year-over-year profitability in PMC will be determined by our ability to offset inflation in the cost of labor and materials while continuing to provide our customers with superior products and service.

“Albany Door Systems also performed well in Q4 2010. Sales were 20 percent higher than Q4 2009 and order backlog was even stronger. Past performance in this segment suggests that ADS revenues should continue to strengthen as GDP in Germany and the U.S. improves, with sales following the normal seasonal pattern of highs in Q4 and lows in Q2 and Q3.

“While ADS traditionally hits its seasonal high in Q4, PrimaLoft® traditionally hits its seasonal low. PrimaLoft sales, orders, and order backlog were each well ahead of Q4 2009. These results, coupled with the cold winter in North America and Europe, suggest continued growth and strong margin performance in the first half of 2011.

“Turning to Engineered Fabrics, while year-over-year sales were slightly down in Q4, orders and backlog were well ahead of Q4 2009 levels. Meanwhile, gross profit margin improved to 34 percent and operating income margin improved to 17 percent. Future gross profit margin should benefit from increased production in China.

“For Albany Engineered Composites, Q4 2010 was notable for two reasons. First, Airbus announced that it will re-engine its A320 family of single-aisle aircraft. As we have discussed many times, AEC’s single largest development program is a family of composite parts for the LEAP-X engine, one of two engine options for the re-engined A320 and the only engine selected for the COMAC C919. The Airbus announcement, the large orders that quickly followed, and growing pressure for greater fuel efficiency from Boeing’s largest single-aisle customers, are all leading to a widespread expectation that Boeing will announce sometime in 2011 whether it plans to re-engine the 737 or to build a completely new replacement single-aisle aircraft. As we discussed in our Q3 earnings call, both outcomes are beneficial to AEC, although they would have very different impacts on the timing and composition of the ramp-up in AEC sales in the second half of this decade.

“AEC also made significant progress in Q4 toward its goal of generating positive EBITDA in 2011 and break-even operating income in 2012. A combination of restructuring, process improvements, and strengthening relationships with strategic customers all point to sustainable improvements in earnings, both short- and long-term. Q4 EBITDA was reduced by $1.6 million of write-offs associated with these activities.

“The new delays in the Boeing 787 program will have a negative impact in the near term. Roughly a quarter of current AEC sales are of composite braces for the 787 landing gear. Slowdowns in 787 production during the first three quarters of 2011 will dampen AEC sales growth, but we continue to expect positive EBITDA in 2011 and break-even operating income in 2012.

“In sum, highlighted by the performance of PMC and ADS and the Airbus re-engine decision, Q4 2010 was a very positive quarter for the Company; Q4 sales and order trends suggest a short-term outlook for continued improvement in year-over-year performance; and the underlying strategic strength demonstrated by each of our businesses during the quarter reinforces our confidence for the long term. This Company is well-positioned to continue to generate the cash needed to sustain our core business, fuel growth, pay down debt and deliver dividends, as well as to generate the growth required to create long-term shareholder value.”

CFO Comments

Acting CFO John Cozzolino commented, “As a result of the strong business performance during the quarter, the Company generated good cash flow. Net debt (total debt less cash) declined from $325 million at the end of Q3 to $303 million at the end of the year. The Company’s leverage ratio, as defined in our primary debt agreements, was 2.21 at the end of Q4, well below the 3.50 limit. Approximately $288 million of borrowings and letters of credit were outstanding under our $390 million bank credit agreement at the end of Q4. This borrowing capacity, combined with $122 million of cash, provides over $220 million of funds available for future business needs.

“Our focus on working capital continued during the quarter. For accounts receivable, days sales outstanding decreased from 64 days at the end of Q3 to 60 days at the end of Q4. Inventory as a percent of sales at the end of Q4 held at 17.1 percent, thus maintaining a significant improvement from the 19.8 percent at the end of 2009.

“Cash flow in Q4 was reduced by a $5 million contribution to the U.S. pension plan. The Company expects to make additional contributions to the U.S. pension plan in 2011 in the range of $5-10 million. Cash flow in Q4 was increased by approximately $9 million as the Company completed the sale of its plant in East Greenbush, New York.

“Currency effects continued to have a significant impact on EBITDA, although to a lesser degree than the past two quarters. As previously described, currency effects impact our operating results in two ways: the revaluation of non-functional-currency assets and liabilities, and translation of our income and expenses from non-U.S. entities. In Q4, the more significant impact was revaluation, with gains of $2.6 million in Other income/expense, net and $0.4 million in STG&R (see Table 4).The gains in Other income/expense, net are principally related to the revaluation of Canadian-dollar, Australian-dollar, and Japanese-yen intercompany loans to the weaker euro. Due to the current volatility of the euro, the currency effect to EBITDA in relation to these intercompany loans can be significant in any period, with typically very little impact to cash flow. Regarding the translation of income and expenses, EBITDA was about $0.4 million lower than it would have been if rates had stayed constant with Q3. The Company mitigates the potential impact from translation of income and expenses by periodically entering into foreign currency derivative instruments.

“The Company’s 2010 income tax rate on continuing operations, exclusive of discrete tax items, was 31.4 percent and is expected to be in the mid-30s in 2011. Including the utilization of net operating loss carry-forwards and other deferred tax assets, cash paid for income taxes on continuing operations during 2010 was about $10 million and is expected to total $10-15 million in 2011.”

The Company plans a live webcast to discuss fourth-quarter 2010 financial results on Friday, February 11, 2011, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, high-performance industrial doors, and high-performance insulation. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA excluding restructuring charges, sales excluding currency effects, operating income excluding a gain from building sales, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the registrant’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or gains and losses such as the gain in Q4 2010 from the sale of a building, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates EBITDA by adding Interest expense net, Income taxes, Depreciation, and Amortization to Net income. The Company believes that EBITDA provides useful information to investors because it provides an indication of the strength and performance of the Company’s ongoing business operations. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While the Company will continue to make capital and other investments in the future, it is currently in the process of concluding a period of significant investment in plant, equipment, and software. Depreciation and amortization associated with these investments have a significant impact on the Company’s net income. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. EBITDA may not be considered a measurement under GAAP, and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statements of operations.

The following table contains the calculation of EBITDA and EBITDA excluding restructuring charges:

Table 5
	Three Months ended
	Dec. 31,	Sept. 30,	Dec. 31,
(in thousands)	2010	2010	2009
Net income	$20,534	$3,627	$3,681
Interest expense, net	4,700	4,833	3,935
Income tax expense	5,421	3,732	10,722
Depreciation	13,993	13,204	15,342
Amortization	2,063	2,256	2,115
EBITDA	46,711	27,652	35,795
Restructuring and other, net	827	842	1,225
EBITDA excluding restructuring charges	$47,538	$28,494	$37,020

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight of the underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 6
Quarter ended December 31, 2010
	Pre-tax		After-tax	Shares	Per Share
(in thousands, except per share amounts)	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net	$827	$260	$567	31,166	$0.02
Gain on sale of building	6,950	2,711	4,239	31,166	0.14
Foreign currency revaluation gains	3,044	956	2,088	31,166	0.07
Income tax adjustments	-	2,727	2,727	31,166	0.09

Table 7
Quarter ended December 31, 2009
	Pre-tax		After-tax	Shares	Per Share
(in thousands, except per share amounts)	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net	$1,225	$233	$992	30,859	$0.03
Gain on extinguishment of debt	4,622	1,803	2,819	30,859	0.09
Foreign currency revaluation gains	264	50	214	30,859	0.01
Income tax adjustments	-	7,382	7,382	30,859	0.24

The Company often discloses operating income margin excluding certain gains or losses that occur infrequently. The Company believes that such disclosures provide important insight of the underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates operating income margin by dividing operating income by net sales. Operating income margin excluding building gains is calculated by removing the building gains from operating income, then dividing by net sales.

Table 8
	Net Sales		Net Sales
	Three Months ended		Three Months ended
	December 31, 2010		December 31, 2009
(in thousands)	Total Company	PMC Segment	Total Company	PMC Segment
Operating income, as reported	$29,491	$49,102	$13,610	$25,373
Less: gain on sale of building	6,950	6,950	-	-
Operating income, excluding building gain	22,541	42,152	13,610	25,373
Net sales	244,619	163,339	231,350	159,693
Operating income margin, as reported	12.1%	30.1%	5.9%	15.9%
Operating income margin, excluding building gain	9.2%	25.8%	5.9%	15.9%

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s Annual Report on Form 10-K) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast, include, without limitation, statements about future economic and paper industry conditions, rates of recovery in sales and operating income during the next several quarters in each of the Company’s businesses, anticipated improvements in cash generation, revenue growth and income expectations for the Company’s non-PMC businesses, the timing and impact of certain production and development programs in the Company’s AEC business segment, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization, future debt levels and debt covenant ratios, future contributions to the Company’s pension plans, future revaluation gains and losses, and future levels of EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

Three Months Ended			Years Ended
December 31,			December 31,

2010	2009*		2010*	2009*

$244,619	$231,350	Net sales	$914,356	$871,045
148,962	149,887	Cost of goods sold	569,100	576,745

95,657	81,463	Gross profit	345,256	294,300
65,339	66,628	Selling, technical, general and research expenses	260,322	260,053
827	1,225	Restructuring and other, net	3,750	72,445

29,491	13,610	Operating income/(loss)	81,184	(38,198)
4,700	3,935	Interest expense, net	17,240	20,627
(1,162)	(4,765)	Other (income), net	(514)	(49,871)

25,953	14,440	Income/(loss) from continuing operations before income taxes	64,458	(8,954)
5,421	10,722	Income tax expense	26,882	14,376

20,532	3,718	Income/(loss) before equity in earnings of associated companies	37,576	(23,330)
2	(37)	Equity in earnings/(losses) of associated companies	60	(128)

20,534	3,681	Income/(loss) from continuing operations	37,636	(23,458)
-	-	(Loss) from discontinued operations	-	(10,000)

$20,534	$3,681	Net income/(loss)	$37,636	($33,458)

		Income/(loss) from continuing operations per share:
$0.66	$0.12	Basic	$1.21	($0.77)
$0.66	$0.12	Diluted	$1.21	($0.77)

		(Loss) from discontinued operations per share:
-	-	Basic	-	($0.32)
-	-	Diluted	-	($0.32)

		Net income/(loss) per share:
$0.66	$0.12	Basic	$1.21	($1.09)
$0.66	$0.12	Diluted	$1.21	($1.09)

		Shares used in computing earnings per share:
31,166	30,859	Basic	31,072	30,612
31,327	30,973	Diluted	31,209	30,612

$0.12	$0.12	Dividends per share	$0.48	$0.48

* Includes revisions to correct previously reported amounts.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	December 31,	December 31,
	2010	2009*
ASSETS
Cash and cash equivalents	$122,301	$97,466
Accounts receivable, net	176,716	168,523
Inventories	156,171	172,433
Income taxes receivable and deferred	39,721	42,613
Prepaid expenses and other current assets	11,883	9,712
Total current assets	506,792	490,747

Property, plant and equipment, at cost, net	488,121	514,475
Investments in associated companies	2,926	3,001
Intangibles	4,182	5,216
Goodwill	115,616	120,037
Deferred taxes	141,701	144,274
Cash surrender value of life insurance policies	-	49,135
Other assets	18,955	18,264
Total assets	$1,278,293	$1,345,149

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$1,587	$15,296
Accounts payable	44,294	52,618
Accrued liabilities	110,292	116,600
Current maturities of long-term debt	12	11
Income taxes payable and deferred	9,670	3,639
Total current liabilities	165,855	188,164

Long-term debt	423,647	483,922
Other noncurrent liabilities	190,493	185,067
Deferred taxes and other credits	72,038	65,383
Total liabilities	852,033	922,536

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 36,442,209 in 2010 and 36,149,115 in 2009	36	36
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2010 and 2009	3	3
Additional paid in capital	387,876	382,674
Retained earnings	403,048	380,335
Accumulated items of other comprehensive income:
Translation adjustments	(6,041)	4,167
Pension and post retirement liability adjustments	(100,355)	(86,303)
Derivative valuation adjustment	(276)	-
Treasury stock (Class A), at cost 8,484,528 shares in 2010 and 8,496,739 shares in 2009	(258,031)	(258,299)
Total shareholders' equity	426,260	422,613
Total liabilities and shareholders' equity	$1,278,293	$1,345,149

* Includes revisions to correct previously reported amounts.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

Three Months Ended			Years Ended
December 31,			December 31,

2010	2009		2010*	2009*
		OPERATING ACTIVITIES
$20,534	$3,681	Net income/(loss)	$37,636	($33,458)
		Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
(2)	37	Equity in (earnings)/losses of associated companies	(60)	128
13,993	15,342	Depreciation	54,447	60,254
2,063	2,115	Amortization	8,549	8,572
188	188	Noncash interest expense	753	2,281
-	(4,593)	Gain on early retirement of debt	-	(51,959)
-	(1,811)	Settlement of accreted debt discount	-	(11,955)
(3,514)	12,206	Provision for deferred income taxes, other credits and long-term liabilities	13,125	(20,727)
1,421	1,709	Provision for write-off of property, plant and equipment	4,630	15,541
(6,950)	(815)	Gain on disposition of assets	(9,404)	(815)
-	-	Provision for impairment of investment	-	2,624
-	(776)	Increase in cash surrender value of life insurance	-	(2,445)
-	-	Provision for purchase price adjustment of discontinued operation	-	10,000
-	-	Stock option expense	-	70
(438)	-	Excess tax benefit of options exercised	(450)	-
97	1,981	Compensation and benefits paid or payable in Class A Common Stock	4,896	5,406

		Changes in operating assets and liabilities, net of business acquisitions and divestitures:
(1,382)	(9,167)	Accounts receivable	(9,509)	43,524
1,995	15,595	Inventories	16,639	42,069
997	(23,651)	Income taxes prepaid and receivable	997	(23,651)
3,288	2,088	Prepaid expenses and other current assets	(2,031)	2,137
415	6,132	Accounts payable	(7,700)	(23,476)
(7,321)	(26,527)	Accrued liabilities	(16,776)	(9,000)
1,119	480	Income taxes payable	1,009	(2,369)
2,934	36	Other, net	2,821	1,224
29,437	(5,750)	Net cash provided by/(used in) operating activities	99,572	13,975

		INVESTING ACTIVITIES
(9,390)	(4,345)	Purchases of property, plant and equipment	(27,334)	(38,262)
-	-	Purchase price adjustment from sale of discontinued operations	-	(10,000)
(1,667)	(1,709)	Purchased software	(4,257)	(4,234)
9,047	7,534	Proceeds from sale of assets	12,256	7,534
-	-	Acquisitions, net of cash acquired	(1,902)	-
-	-	Cash received from life insurance policy terminations	49,302	2,272
-	-	Premiums paid for life insurance policies	-	(957)
(2,010)	1,480	Net cash (used in)/provided by investing activities	28,065	(43,647)

		FINANCING ACTIVITIES
10,984	-	Proceeds from borrowings	17,712	123,314
(10,324)	(2,860)	Principal payments on debt	(92,448)	(12,989)
-	(10,963)	Early retirement of debt	-	(73,664)
-	16	Proceeds from options exercised	125	24
438	-	Excess tax benefit of options exercised	450	-
-	-	Debt issuance costs	(4,471)	-
(3,737)	(3,699)	Dividends paid	(14,885)	(14,593)
(2,639)	(17,506)	Net cash (used in)/provided by financing activities	(93,517)	22,092

(1,897)	(3,130)	Effect of exchange rate changes on cash flows	(9,285)	(1,525)

22,891	(24,906)	Increase/(decrease) in cash and cash equivalents	24,835	(9,105)
99,410	122,372	Cash and cash equivalents at beginning of period	97,466	106,571
$122,301	$97,466	Cash and cash equivalents at end of period	$122,301	$97,466

* Includes revisions to correct previously reported amounts.

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
susan.siegel@albint.com